Exhibit 10.1

THIRD AMENDMENT TO THE

M.D.C. HOLDINGS, INC.

AMENDED EXECUTIVE OFFICER PERFORMANCE-BASED COMPENSATION

PLAN

The stockholders of M.D.C. Holdings, Inc. (the “Company”) on April 29, 2008 approved the Amended Executive Officer Performance-Base Compensation Plan (the “Plan”). The Plan was amended by the First Amendment effective as of January 1, 2008 and by the Second Amendment effective as of June 1, 2011. All capitalized terms not otherwise defined herein shall have a meaning ascribed to them in the Plan, as amended. This Third Amendment to the Plan is made effective as of January 1, 2012 (“Effective Date”).

RECITAL

Pursuant to the power granted to it by Paragraph A of Article V of the Plan, the Compensation Committee (the “Committee”) of M.D.C. Holdings, Inc. hereby amends Paragraph E of Article III of the Plan to read in its entirety as follows:

AMENDMENT

E. The Committee shall have no discretion to increase the amount of any payment determined pursuant to this Plan. The Committee, however, may, in its sole discretion, reduce the amount otherwise payable to any Covered Employee for any fiscal year.

This Third Amendment, having been approved by the Committee, has been executed on the date set forth below, to be effective as of the Effective Date set forth above.

M.D.C. HOLDINGS, INC.

By:	/s/ Michael Touff
Its:	Senior Vice President
Date:	March 8, 2012